Exhibit 99.1

Stemline Therapeutics’ SL-401 Phase 2 BPDCN Data Delivered Via Oral Presentation at ASCO; High Response Rates Demonstrated Across All Lines As Enrollment Proceeds

NEW YORK, June 4, 2016 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML) announced today the oral presentation of positive clinical data from its ongoing SL-401 Phase 2 potentially pivotal clinical trial in blastic plasmacytoid dendritic cell neoplasm (BPDCN). The Phase 2 trial results were delivered today by Naveen Pemmaraju, M.D. from the University of Texas MD Anderson Cancer Center, via an oral presentation at the 2016 American Society of Clinical Oncology (ASCO) annual meeting in Chicago, IL.

The data presented at ASCO cover 24 BPDCN patients treated with SL-401 (19 evaluable for response, 4 recently treated/efficacy assessment pending, and 1 non-evaluable patient). Results demonstrate that SL-401 produced an 89% (17/19) overall response rate (ORR) in BPDCN, with a 100% (12/12) ORR in first-line patients and a 71% (5/7) ORR in relapsed/refractory patients, including one compassionate use patient (see Table 1). In 12 evaluable first-line patients (all doses), there were 9 complete responses (CR) and 2 clinical complete responses (CRc). CRc is defined as a CR in non-skin affected organs with marked gross clearance of skin lesions and residual microscopic skin disease. In the 10 evaluable first-line patients treated at 12 ug/kg/day, the CR/CRc rate was 100% (8 CR and 2 CRc). In the 7 evaluable relapsed/refractory BPDCN patients, including one treated on a compassionate use basis, the ORR rate was 71%, which included 1 CR and 1 CRc (29% CR/CRc rate) and 3 partial responses (PR).

Response duration data continue to mature and appear promising. 75% (9/12) first-line BPDCN patients treated at 12 ug/kg/day remained relapse-free (1+-13+ months). This includes five patients receiving ongoing SL-401 therapy (1+-9+ months; 1+-12+ cycles), and four patients who were successfully bridged to stem cell transplant (SCT) and remain in remission (6+-13+ months after the first dose of SL-401 and 1+-7+ months post-SCT). In the relapse/refractory setting, 43% (3/7) of patients were progression-free and receiving ongoing SL-401 (0.5+-3+ months). Patients are being followed for progression free survival (PFS) and overall survival (OS) which, while early, are both trending favorably.

The most common side effects were transaminitis and hypoalbuminemia (see Table 2), which were both largely transient and not dose limiting. Dosing and safety parameters were developed during the lead-in stage of the study to minimize the risk of severe capillary leak syndrome. Since implementation of these measures, SL-401 at doses of 12 ug/kg/day has demonstrated a manageable safety and tolerability profile. Also, multiple consecutive cycles of SL-401 at 12 ug/kg/day were not associated with cumulative side effects.

Naveen Pemmaraju, M.D., Assistant Professor, Department of Leukemia at the University of Texas MD Anderson Cancer Center (Houston, TX), an investigator on the study, commented, “SL-401’s remarkable results to date suggest the agent could very well emerge as the standard of care for both first-line and relapsed/refractory BPDCN, a devastating disease for which there had previously been no effective therapy. Overall, we continue to see very strong activity with SL-401 in both first line and relapsed/refractory patients, and the safety profile continues to be manageable over increasing patient experience. Notably, we have also been able to successfully bridge several patients to transplant which, for the most part, has not been possible at this frequency with existing therapies.” Dr. Pemmaraju continued, “We look forward to working closely with Stemline to bring this promising new agent to patients as quickly as possible in BPDCN and other malignancies.”

Andrew A. Lane, M.D., Ph.D., Assistant Professor, Medical Oncology at the Dana-Farber Cancer Institute (Boston, MA), and a co-author on the study, commented, “The SL-401 clinical data in first-line and relapsed/refractory BPDCN continues to demonstrate exciting outcomes in these two underserved patient populations, and represents a promising new option for patients with this devastating disease.” Dr. Lane continued, “We are very pleased to be ongoing contributors to this study, and look forward to helping to advance this active agent in both BPDCN and other hematologic malignancies as well.”

Ivan Bergstein, M.D., Stemline’s Chief Executive Officer, commented, “We are excited by SL-401’s continued robust clinical data in all lines of BPDCN. SL-401 appears to be a potent agent, demonstrating a rapid onset of action and promising response durability, while its tolerability profile makes it well-suited for either long-term use or bridging BPDCN patients to transplant.” Dr. Bergstein concluded, “Over the remainder of the year, we will continue to enroll first-line and relapsed/refractory patients in this ongoing trial, ramp up our disease awareness efforts, and advance our ongoing regulatory interactions in order to bring this agent to market as soon as possible in both settings.”

The tables below summarize efficacy and safety observed in the Phase 2 potentially pivotal trial in BPDCN. Enrollment is ongoing and additional data will be available throughout 2016.

Table 1. Overview of SL-401 Clinical Activity in BPDCN

Major objective responses

•                  89% (17/19) ORR in BPDCN (all lines/all doses)

•                  4 additional recently-treated patients (2 first-line and 2 R/R) not yet evaluable for response

•                  100% (12/12) ORR in first-line BPDCN (all doses)

•                  100% (10/10) CR/CRc rate in first-line BPDCN (12 ug/kg/day)

•                  71% (5/7) ORR in R/R BPDCN

•                  29% (2/7) CR/CRc rate in R/R BPDCN

Response duration data maturing

•                  75% (9/12) first-line BPDCN patients treated at 12 ug/kg/day were progression-free (1+-13+ months). This includes:

•                  5 patients receiving ongoing SL-401 therapy (1+-9+ months; 1+-12+ cycles); and

•                  4 patients who were successfully bridged to stem cell transplant (SCT) and remain in remission (6+-13+ months post-first SL-401 dose; 1+-7+ months post-SCT).

•                  43% (3/7) of R/R BPDCN patients were progression-free and receiving ongoing SL-401 (0.5+-3+ months)

•                  Patients continue to be followed for progression free survival (PFS) and overall survival (OS) and, while early, both are trending favorably

Line of Therapy	All lines	First-line	First-line	R/R(1)
Dose Group	All Doses	All Doses	12 ug/kg	12 ug/kg
n (total)	24 (2)	15	12	9
n (evaluable)	19	12	10	7
ORR	89%	100%	100%	71%
CR/CRc, n (rate)	13(68)%	11(92)%	10(100)%	2(29)%
PR	4	1	—	3
n, stem cell transplant (SCT; auto-SCT n=3; allo-SCT n=1)	4	4	4	—

(1)Includes one patient treated on a compassionate use basis

(2)Includes 4 patients were recently treated with SL-401 and response assessment is pending

Source: ASCO, 2016

Table 2. Overview of SL-401 Safety in BPDCN

Most Common Adverse Events (> 15% treatment-related adverse effects, TRAEs)
	All Grades (%)		Grade > 3 (%)
	TRAEs	All AEs	TRAEs	All AEs
Transaminase elevation	61	74	57	61
Hypoalbuminemia	43	48	0	0
Chills	35	39	0	0
Pyrexia	30	48	0	0
Nausea	26	52	0	0
Fatigue	26	43	0	9
Thrombocytopenia	22	22	22	22
Hypotension	22	22	0	0
Weight increased	22	30	0	0
Capillary leak syndrome	22	22	9	9
Anemia	17	30	13	17
Decreased appetite	17	22	0	0
Edema peripheral	17	43	0	0

Source: ASCO, 2016

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical stage biopharmaceutical company developing novel oncology therapeutics. Stemline is developing three clinical stage product candidates, SL-401,

SL-701, and SL-801. A potentially pivotal Phase 2 trial with SL-401, a targeted therapy directed to the interleukin-3 receptor (IL-3R; CD123) present on a wide range of hematologic cancers, is currently enrolling patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN). Data from the initial stage of this ongoing trial demonstrated high overall response rates (ORR), with multiple complete responses (CRs). Patients are being followed for response duration and outcomes, and new patients continue to enroll into the study. In addition, ongoing Phase 1/2 trials with SL-401 are currently enrolling patients with additional malignancies including acute myeloid leukemia (AML) in remission with high risk for relapse and myeloproliferative neoplasms (MPN) of unmet medical need. A Phase 2 trial with SL-701, an immunotherapy designed to activate the immune system to attack tumors, is currently enrolling adult patients with second-line glioblastoma multiforme (GBM). SL-801, a novel oral small molecule reversible inhibitor of XPO1, is currently enrolling patients in a Phase 1 clinical trial in advanced solid tumors. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our clinical trials and preclinical studies for our product candidates, including site initiation, internal review board approval, scientific review committee approval, patient accrual, safety, tolerability and efficacy data observed, and input from regulatory authorities; our plans to develop and commercialize our product candidates; our available cash and investments; our ability to obtain and maintain intellectual property protection for our product candidates; our ability to manufacture; the performance of third-party manufacturers, clinical research organizations, clinical trial sponsors and clinical trial investigators; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

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